Exhibit 10.1

CAPITAL SUPPORT AGREEMENT

This Capital Support Agreement (“Agreement”) is entered into between Allstate Insurance Company (“AIC”), an Illinois domiciled property and casualty insurance company, and Allstate Life Insurance Company (“ALIC”), an Illinois domiciled life insurance company and wholly owned subsidiary of AIC, effective December 14, 2007.

AIC acknowledges with respect to itself and ALIC that each party has a long history of, and continues to benefit from, sound management, strong performance, and consistently high levels of capital.  AIC’s ongoing consideration of economic capital has led to the conclusion that the uncorrelated risk profiles of the parties allow for a lower level of economic capital in the aggregate without threatening the strong operating positions of each party.  By entering into this agreement, AIC will be able to more efficiently manage its capital, including capital invested in ALIC, on both an ongoing basis and under unusual or unprecedented events that might have an impact on the capital and surplus of AIC or ALIC, including but not limited to natural or manmade catastrophes and events in the capital markets.  AIC also expects to gain a meaningful competitive advantage relative to competitors that are less diversified.  It is the intention of the parties to comply with all legal and regulatory requirements and maintain a reasonable level of ALIC capital and surplus to allow for profitable growth with a goal of maintaining ALIC’s financial strength ratings at or above those of AIC.

In consideration of the following agreements and covenants and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.               Capital and Surplus:

AIC agrees that, subject to the conditions set forth below in this Agreement, it shall take such actions as may be necessary and appropriate to cause ALIC to maintain during the term of this Agreement the amount of statutory capital and surplus necessary for ALIC to maintain a “Company Action Level RBC” ratio, as defined in the Illinois Insurance Code, 215 ILCS 5/35A-5 as in effect on the date of this Agreement, of no less than 150%.

2.               Limitations:

AIC’s obligation to provide, or cause to be provided, capital and surplus under this Agreement is limited to an aggregate amount of no more than $1,000,000,000 (the “Capital and Surplus Maximum”).

3.               Fees:

While this agreement is in effect, ALIC each year shall pay to AIC an annual commitment fee of 1% of the amount of the Capital and Surplus Maximum that remains available on January 1 of such year.  This fee shall be payable on March 1 of each year, or if that day is not a business day, then on the first business day following that date, for that year.  If the agreement is terminated prior to the end of the year, AIC shall refund a prorated amount to ALIC

4.               Procedure for Request of Funds by ALIC:

A request by ALIC that AIC provide, or cause to be provided, capital and surplus must be authorized by resolution of the Board or Executive Committee of ALIC and must be delivered to AIC’s Chief Financial Officer or Treasurer prior to any such payment by AIC under this Agreement.  A request must include:

a)              a written request that AIC provide, or cause to be provided, capital and/or surplus pursuant to the terms of this Agreement, signed by an officer of ALIC authorized by such resolution; and

b)             the most recently filed quarterly statutory statement and pro-forma quarterly statutory statement for the then current quarter including an accompanying  pro-forma calculation of the Company Action Level Risk Based Capital ratio.

The financial information included in the request must be reviewed and approved in writing by ALIC’s Group Vice President and Controller and AIC’s Vice President of Protection Finance or their designees.  AIC shall provide, or cause to otherwise be provided, the requested amount of additional capital and/or surplus to ALIC promptly upon receipt of authorization from AIC’s Chief Financial Officer and Treasurer or their designees following their determination that the requirements of this Agreement for such payment have been met.

5.               Payments:

If ALIC fails to pay to AIC any obligation due under this Agreement, including, without limitation, any annual commitment fee, AIC may treat such amount as a contribution of capital and surplus that reduces the amount of capital and surplus that can be requested under this Agreement by notifying ALIC in writing of its intent to do so.

6.               Termination:

Either party shall have the right to terminate this Agreement upon the occurrence of any one or more of the following events whether or not such event is continuing at the time of termination:

a)              ALIC qualifies for a financial strength rating from Standard and Poor’s, Moody’s or A.M. Best, without giving weight to the existence of this Agreement, that is the same or better than its rating with such support; or

b)             ALIC’s Company Action Level RBC ratio is at least 300%; or

c)              AIC ceases to own directly or indirectly at least 50% of the voting stock of ALIC.

For purposes of this Section 6, all calculations of RBC shall be made pursuant to the provisions of the Illinois Insurance Code, 215 ILCS 5/35A-5, as in effect on the date of this Agreement.

If either party elects to terminate this Agreement following any such occurrence, it shall provide written notice, within 90 days of such occurrence, to the other party designating an effective date for the termination, which shall not be earlier than the date of such notice .  The Agreement shall then terminate on such effective date.

This Agreement shall terminate without notice or further action of the parties when the aggregate amount of capital and surplus provided, or caused to be provided, by AIC to ALIC under this

Agreement reaches the Capital and Surplus Maximum.

7.               Notices:

All notices, requests, demands, and other communications under this Agreement from or to ALIC or AIC, shall be in writing and shall be deemed to have been duly given: (a) on the date of service if served personally on the party to which such notice is to be given or (b) on the day after delivery to any overnight carrier.  All notices should be addressed as follows:

If to ALIC:

Allstate Life Insurance Company

President

3100 Sanders Road

Northbrook, IL 60062

With a copy to:

Allstate Life Insurance Company

Allstate Financial Law

3100 Sanders Road

Northbrook, IL 60062

If to AIC:

Allstate Insurance Company

Treasurer

3075 Sanders Road

Northbrook, IL 60062

With a copy to:

Allstate Insurance Company

Corporate Law

2775 Sanders Road

Northbrook, IL 60062

8.               Written Agreement:

This Agreement may be amended or modified only by written agreement executed by ALIC and AIC.  Written notice of any amendment, modification, or termination shall be provided to each nationally recognized statistical rating organization that rates ALIC within thirty (30) days of such amendment, modification, or termination.

9.               Miscellaneous Provisions:

a)              This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois.

b)             No party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party and any such attempted assignment without such prior written consent shall be void.

c)              The agreements herein set forth shall be mutually binding upon and inure to the mutual benefit of ALIC and AIC and their respective successors, subject to Section 6 above.

d)             If any part of this Agreement shall be held invalid, illegal, or unenforceable, the remaining parts of the Agreement shall not be affected and shall continue with full force and effect.

e)              The descriptive headings of the various sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provision hereof.

f)                This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.  There are no understandings between the parties other than as expressed in this Agreement.

g)             This Agreement is solely for the benefit of the parties hereto.

 IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

Allstate Insurance Company

By:	/s/ Samuel H. Pilch	By:	/s/ Steven C. Verney
Name:	Samuel H. Pilch	Name:	Steven C. Verney
Title:	Group Vice President and Controller	Title:	Vice President and Treasurer

Allstate Life Insurance Company

By:	/s/ James E. Hohmann	By:	/s/ John C. Pintozzi
Name:	James E. Hohmann	Name:	John C. Pintozzi
Title:	President and Chief Executive Officer	Title:	Senior Vice President and Chief Financial Officer